River Valley Bancorp
Announces Earnings for the Quarter
 Ended September 30, 2014

For Immediate Release
Tuesday, October 21, 2014

Madison, Indiana – October 21, 2014– River Valley Bancorp (NASDAQ Capital Market, Symbol "RIVR"), an Indiana corporation (the "Corporation") and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the third quarter ended September 30, 2014.

Net income for the quarter ended September 30, 2014 was $1.12 million, or $0.42 per share. Net income for the like period in 2013 was $1.14 million, or $0.68 per share. The return on average assets for the three-month period ended September 30, 2014 was 0.88% and the return on average equity was 7.90%. Those respective ratios were 0.94% and 13.41% for the like period in 2013.

Financial highlights for the third quarter ended September 30, 2014 included:

•
The completion on July 15, 2014 of the issuance of 946,390 shares of additional common stock through a public offering at a price of $20.50 per share. That capital issuance yielded $18.1 million in net proceeds.

•
Outstanding net loan balances grew by $5.0 million over the preceding twelve-month period, while deposit balances grew by $8.4 million. Overall, with the addition of the capital, total assets grew by $17.9 million from the balances recorded as of September 30, 2013.

•
Classified assets, defined as substandard assets (primarily loans or investments) and real estate owned, showed a 27.1% improvement, period to period. Those problem assets dropped from $23.0 million as of September 30, 2013 to $16.8 million on September 30, 2014.

•	Losses associated with holding and disposing of real estate owned and premises held for sale decreased by $319,000 for the like periods.
•	Noninterest expense for the third quarter increased $244,000 over the third quarter 2013, primarily as the result of increases in salaries and benefits during 2014.

"We are pleased to announce solid improvements in our balance sheet structure. With the additional capital, we have bolstered our capacity for growth and opportunities. Obviously, the addition of that capital has impacted our earnings per share and return on equity numbers, but we believe those will improve as those funds are effectively deployed," said Matthew P. Forrester, President and CEO. "Furthermore, the number and dollar amount of classified assets acquired in the 2012 acquisition of Dupont State Bank are dramatically improving. We truly believe as the economy continues to improve that we are poised for opportunities of our choosing, rather than having to be reactionary or sidelined to developments."

For the nine-month period ended September 30, 2014, net income was nearly identical to that recorded as of September 30, 2013 at $3.33 million. Earnings per share for the 2014 period was $1.66, while the same period in 2013 was $2.00 per share. Return on average assets was 0.90% for the period ended September 30, 2014 and was 0.93% for the like period in 2013.

Comparing the nine-month periods ended September 30, 2014 and 2013, the Corporation saw slightly improving net interest margins, and lower provision for loan losses, with provision expense decreasing approximately $309,000, period to period. Net interest margins improved, at 3.44% for the nine-month period ended September 30, 2014 as compared to 3.32% for the same period in 2013. Expense associated with carrying and disposing of real estate owned and premises held for sale decreased by $238,000 in 2014 compared to the same period in 2013. Those improvements were offset with decreases in noninterest income of $430,000, primarily associated with a decrease of sales of residential mortgage loans into the secondary market. Operating expenses were approximately $678,000 higher, primarily due to the start-up and ongoing operation of two new branch locations established in late 2013 and 2014. Accrued expense for tax liabilities was approximately $280,000 lower for the nine months ended 2014 as compared to 2013, primarily due to benefits realized from tax exempt lending originations in 2014.

Assets totaled $504.5 million as of September 30, 2014, an increase of approximately $17.9 million, from the $486.6 million reported as of September 30, 2013. Net loans, including loans held for sale, were $322.2 million as of September 30, 2014, an increase of $5.0 million from the balances reported as of September 30, 2013. Deposits totaled $397.1 million as of September 30, 2014, an increase of $8.4 million from the $388.7 million reported September 30, 2013.

Total delinquent loans (which include loans purchased from Dupont State Bank with credit impairment), defined as loans 30 days or more past due, as a percentage of total loans, were 2.29% as of September 30, 2014. That percentage was 2.83% as of September 30, 2013. Non- performing loans, defined as nonaccrual loans and accruing loans greater than 90 days delinquent (which also includes loans purchased from Dupont State Bank with credit impairment), were $11.9 million, or 3.70% of total loans. As of September 30, 2013, non-performing loans were $13.8 million, or 4.35% of total loans.

As of September 30, 2014, the allowance for loan losses (ALL) totaled $3.9 million, but does not include amounts recognized as "fair market" adjustments on purchased credit-impaired loans. Those loans have a separate and identified "mark" at the time of closing, and only new developments to that portfolio are reflected in the provision for loan loss calculations. The balance of the ALL on September 30, 2013 was $4.3 million.

Stockholders' equity as of September 30, 2014 was $56.3 million. Book value per common share was $20.40, and tangible book value per common share was $20.18.

As of September 30, 2014, the Bank exceeded all three regulatory capital standards associated with a "well capitalized" institution.

The last reported trade of "RIVR" stock on October 20, 2014 was at $21.09.

Selected Financial Information

	At or for the		At or for the
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Dollar Amounts In Thousands, Except Per Share Amounts)

Assets			$504,485	$486,559
Net loans, including loans held for sale (net of ALL)			322,167	317,123
Allowance for loan losses (ALL)			3,940	4,340
Deposits			397,102	388,704
Borrowings and advances			46,881	59,717
Stockholders' equity			56,288	34,295

Total interest income	$4,909	$5,104	14,508	14,815
Total noninterest income	1,071	1,091	3,319	3,737
Loss on real estate held for sale and premises held for sale	(34)	(353)	(305)	(543)
Interest expense	839	1,015	2,599	3,170
Noninterest expense	3,517	3,273	10,325	9,647
Provision for loan losses	149	20	347	656
Tax expense	322	398	926	1,206
Net income	1,119	1,136	3,325	3,330

ROAA	0.88%	0.94%	0.90%	0.93%
ROAE	7.90	13.41	10.26	12.72
Earnings per common share	$0.42	$0.68	$1.66	$2.00
Diluted earnings per common share	0.42	0.68	1.66	2.00
Book value per common share			20.40	19.16
Tangible book value per common share			20.18	18.82

Disclosure Regarding Non-GAAP Financial Measures
Certain information set forth in this press release refers to a financial measure determined by methods other than in accordance with GAAP. Specifically, we have included a non-GAAP financial measure of the tangible book value per common share. The Corporation believes that this non-GAAP financial measure is helpful to investors and provides a greater understanding of our business, although this measure is not necessarily comparable to similar measures that may be presented by other companies and it should not be considered in isolation or as a substitute for the related GAAP measure.
The information below provides a reconciliation of the non-GAAP measure to the comparable GAAP measure.

	At or For the Nine Months Ended September 30,
	2014	2013
	(In Thousands, Except Share Data)

Total stockholders' equity	$56,288	$34,295
Less:
Preferred equity	5,000	5,000
Goodwill and intangible assets (not including deferred tax assets)	556	518
Tangible common equity	$50,732	$28,777

Common shares outstanding at period end	2,513,696	1,529,106

Book value per common share	$20.40	$19.16
Effect of intangible assets	(0.22)	(0.34)
Tangible book value per common share	$20.18	$18.82

Forward – Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:    Matthew P. Forrester - President, CEO
   River Valley Bancorp
   812-273-4949